As filed with the Securities and Exchange Commission on November 24, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TURBOSONIC TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-1949528
(State of incorporation)	(I.R.S. Employer Identification No.)

550 Parkside Drive, Suite A-14
Waterloo, Ontario, Canada N2L 5V4
(519) 885-5513
(Address and telephone number of registrant's principal executive offices)

Patrick J. Forde
President
550 Parkside Drive, Suite A-14
Waterloo, Ontario, Canada N2L 5V4
(519) 885-5513
(Name, address and telephone number of agent for service)

Copies of all communications and notices to:

Ira I. Roxland, Esq.
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020
Tel: (212) 768-6700
Fax: (212) 768-6800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount Of
Title Of Shares	Amount To Be	Aggregate Price Per	Aggregate Offering	Registration
To Be Registered (1)	Registered	Share (2)	Price	Fee
Common Stock,
$.10 par value per share	500,000 shares	$0.52	$260,000.00	$32.95

(1) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 24, 2004

Prospectus

TURBOSONIC TECHNOLOGIES, INC.

500,000 shares of Common Stock

____________________

The selling stockholder named on page 5 of this prospectus, whom we call the "selling stockholder," may use this prospectus to offer and sell from time to time up to 500,000 shares of our common stock. Our registration of these shares does not mean that the selling stockholder will offer or sell any of these shares. We will receive none of the proceeds from any of these sales.

Our common stock is quoted on the OTC Bulletin Board under the symbol TSTA. The closing price of our common stock on November 17, 2004 was $0.44 per share.

Please read the Risk Factors beginning on page 3 of this prospectus before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

_______________

, 2004

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements including statements regarding, among other items, business strategy, growth strategy and anticipated trends in our business, which are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect" and "anticipate" and similar expressions identify forward-looking statements, which speak only as of the date the statement is made. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, including those set forth in "Risk Factors," describe factors, among others, that could contribute to or cause such differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate.

SUMMARY

OUR BUSINESS

TurboSonic Technologies, Inc. directly and through subsidiaries, designs and markets integrated pollution control and industrial gas cooling/conditioning systems including liquid atomization technology and dust suppression systems to ameliorate or abate industrial environmental problems.

Our proprietary technology is designed to control a wide variety of air pollution control problems for industries including pulp and paper, wood/forest products, metallurgical (non-ferrous and iron and steel), chemical and mineral processing (including cement), grain processing, hazardous and municipal solid waste (MSW) incineration, and power generation. We believe our products, which are designed to meet the strictest emission regulations for gaseous and particulate emissions, afford economic and technical advantages over conventional air pollution equipment.

We were incorporated in Delaware in 1961. Our executive offices are located at 550 Parkside Drive, Suite A-14, Waterloo, Ontario, Canada N2L 5V4. Our telephone number is (519) 885-5513 and our website is located at www.turbosonic.com. The information on our website is not part of this prospectus.

THE OFFERING

Common stock offered for sale by the selling stockholder             500,000 shares

Common stock to be outstanding after offering                               10,507,224 shares (1)

_____________
(1) Based upon issues and outstanding shares of common stock as of November 17, 2004. This number excludes 200,000 and 663,500 shares of common stock issuable upon exercise of outstanding warrants and employee stock options, respectively. An additional 512,000 shares are reserved for future grants under our stock option plans.

RISK FACTORS

Prospective investors should consider carefully the risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus prior to making an investment in our common stock.

  Dependence on Environmental Regulation. The market for our air pollution control products and systems is directly dependent upon the existence and enforcement of laws and regulations which limit the release of pollutants into the atmosphere and impose substantial penalties for non-compliance. Stringent enforcement of these laws and regulations may increase the attractiveness of, and demand for our products and services, whereas lax enforcement and/or repeal in whole or in part may have the opposite effect.

  Revenue Concentration. Sales to three customers accounted for 24% of our net revenues in the fiscal year ended June 30, 2004. Three different customers accounted for 45% of our net revenues in the prior fiscal year. Our inability to retain or replace these customers could materially and adversely affect future revenue and profitability.

  Limited Protection of Patents and Proprietary Rights. We rely on a combination of patents, trade and service marks, trade secrets and know-how to protect our proprietary technology and rights. There can be no assurance that our patents will not be infringed upon, that we would have adequate remedies for any such infringement, or that our trade secrets will not otherwise become known to or independently developed by competitors. There can also be no assurance that any patents now or hereafter issued to, licensed by or applied for by us will be upheld, if challenged, or that the protections afforded thereby will not be circumvented by others. Litigation may be necessary to defend our proprietary rights, which would result in significant cost to us and a diversion of effort of our personnel.

  Export Sales. Approximately 29% and 12%, respectively, of our revenues during the fiscal years ended June 30, 2004 and 2003 were derived from sales made outside of the United States and Canada. Foreign sales are subject to certain inherent risks, including unexpected changes in regulatory and other legal requirements, tariffs and other trade barriers, greater difficulty in collection of accounts receivable and potentially adverse tax consequences. There can be no assurance that these factors will not have an adverse impact on our future foreign sales and, consequently, on our operating results.

  Permitting Delays. Some of our projects require permits to be issued by one or more governmental agencies prior to the commencement of both construction and operation. Issuance of such permits could be delayed by political and other considerations. Permitting delays could cause extended delay or cancellation of one or more of our large projects, which would adversely impact our future revenues.

  Dependence on Manufacturers, Fabricators and Subcontractors. We do not manufacture or fabricate our own products or systems, relying instead upon the services of third party manufacturers and fabricators. We also do not engage in the field construction of our systems but rely on field construction subcontractors operating under the supervision of our own employees. The unavailability of the services of, or a substantial increase in pricing by a significant number of, these manufacturers, fabricators or subcontractors could adversely affect our ability to execute orders. Given the number of manufacturers, fabricators and subcontractors which we utilize and the availability of alternative sources, we do not believe that the loss of our relationship with any one firm would have a material adverse effect on our business.

  Competition. The markets for environmental control products are characterized by substantial competition based primarily on engineering and technological expertise and quality of service. Because virtually all contracts for our products and systems are obtained through competitive bidding, price is also a competitive factor and may be the most significant factor in certain instances. Although we believe that we compete on the basis of our technical expertise and reputation for service, there can be no assurance that we will maintain our competitive position in our principal markets.

  Fixed Price Contracts May Result in Losses. Our receipt of a fixed price contract as a consequence of being the lowest competitive bidder carries the inherent risk that our actual performance costs may exceed the estimates upon which our bid for such contract was based. To the extent that contract performance costs exceed projected costs, our profitability could be materially adversely affected.

SELLING STOCKHOLDERS

This prospectus relates to our registration, for the account of the selling stockholder, of 500,000 shares of our common stock. These shares are being registered pursuant to registration rights granted by us to the selling stockholder.

The following table sets forth certain information with respect to the selling stockholder. We believe, based on information supplied by the selling stockholder, that the selling stockholder has sole voting and investment power with respect to all shares of common stock which it beneficially owns. The last column in this table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that the selling stockholder will offer or sell any of the shares.

Shares Beneficially Owned
	Number of Shares	Common Stock	After Offering
Name of	Beneficially Owned	Offered By Selling
Selling Stockholder	Prior To Offering	Stockholder	Number	Percent

Hamon Research-Cottrell (1)	960,000 (2)	500,000	460,000	4.4%

__________
(1) In August 2001, we entered into a strategic alliance with Hamon Research-Cottrell, Inc. This strategic alliance enables Hamon Research-Cottrell to market our products, including the SonicKleen™ Wet Electrostatic Precipitator (WESP), through its worldwide sales and distribution channels. Further, we may access Hamon Research-Cottrell's air pollution control technologies, including their NOx control systems, as well as fabric filters and dry electrostatic precipitators (ESP). The strategic alliance with Hamon Research-Cottrell is actively pursuing industrial opportunities in several geographic areas.
(2) Includes 10,000 shares issuable upon exercise of vested options.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholder, as well as on behalf of its donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledges, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholder.

Sales of the shares may be effected by the selling stockholder from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of our common stock, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholder.

The selling stockholder may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

We have agreed to indemnify the selling stockholder against certain liabilities. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities.

The selling stockholder and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

Because the selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

  the name of each such selling stockholder and of the participating broker-dealer(s);

  the number of shares involved;

  the price at which such shares were sold;

  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  other facts material to the transaction.

In addition, if we are notified by the selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file an appropriate supplement to this prospectus.

We will not receive any of the proceeds received by the selling stockholder in connection with any of its sales of our common stock.

LEGAL MATTERS

The validity of the shares of our common stock covered by this prospectus has been passed upon by Sonnenschein Nath & Rosenthal LLP, New York, New York.

EXPERTS

The consolidated financial statements of TurboSonic Technologies, Inc. appearing in TurboSonic Technologies, Inc's Annual Report (Form 10-KSB) for the year ended June 30, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement.

In addition to the registration statement, we file our annual reports on Form 10-KSB, quarterly forms on Form 10-QSB, current reports on Form 8-K and other information with the SEC. These documents can be inspected and copied at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports, proxy and information statement and other information regarding issuers that file electronically with the SEC. The address of the SEC's site on the Internet is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it (File No. 0-21823), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any documents filed by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

  our Annual Report on Form 10-KSB for the year ended June 30, 2004, filed on September 28, 2004;

  our Quarterly Report on Form 10-QSB for the three months ended September 30, 2004, filed on November 3, 2004;

  the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superceded.

You may request a copy of these filings at no cost by writing or telephoning our investor relations department at the following address and number:

TurboSonic Technologies, Inc.
550 Parkside Drive, Suite A-14
Waterloo, Ontario, Canada N2L 5V4
(519) 885-5513

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth various expenses which will be incurred in connection with this offering as it relates to this registration statement:

Filing Fee	$33
Accounting Fees and Expenses	6,000
Legal Fees and Expenses	4,000
Miscellaneous Expenses	967
Total	$11,000

Item 15. Indemnification of Directors and Officers

Article Fifteenth of the Certificate of Incorporation, as amended, of the registrant (the "Certificate of Incorporation") provides that registrant shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended ("DGCL"), indemnify all persons whom it may indemnify pursuant thereto. Article Fifteenth of the Certificate of Incorporation also provides that no director shall be liable to the registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL or (4) transactions from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the registrant's directors to the registrant or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL.

Section 145 of the DGCL grants the registrant the power to indemnify existing and former directors, officers, employees and agents of the registrant who are sued or threatened to be sued because they are or were directors, officers, employees and agents of the registrant.

Item 16. Exhibits and Financial Statement Schedules

Exhibit
Number	Descriptionof Exhibit

4.1	Certificate of Incorporation of the registrant (1)
4.2	Certificate of Amendment of Certificate of Incorporation of the registrant(2)
4.3	Certificate of Correction of Certificate of Amendment of the registrant (3)
4.4	Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other
Special Rights and the Qualifications, Limitations, Restrictions and Other Distinguishing Characteristics of
Special Voting Preferred Stock of the registrant (2)
4.5	Bylaws, as amended, of the registrant (2)
4.6	Specimen certificate representing registrant's common stock (2)
5.1	Opinion of Sonnenschein Nath & Rosenthal LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Sonnenschein Nath & Rosenthal LLP (contained in their opinion included under Exhibit 5.1)
24	Power of Attorney (comprises a portion of the signature page to this registration statement)

___________________
(1) Filed on April 9, 1993 as an exhibit to the Registrant's Registration Statement on Form S-1 ( File No. 33-60856) and incorporated herein by reference.
(2) Filed on November 18, 1997 as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended April 30, 1996 and incorporated herein by reference.
(3) Filed on September 30, 2002 as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2002 and incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs(a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to Item 15 of Part II of the registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterloo, Ontario, Canada, on November 23, 2004.

TurboSonic Technologies, Inc.

By: /s/Patrick J. Forde
Patrick J. Forde
President, Secretary & Treasurer
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Edward F. Spink and Patrick J. Forde, severally, such person's true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signatures	Capacity	Date

/s/ Edward F. Spink	Chairman of the Board of Directors and	November 23, 2004
Edward F. Spink	Chief Executive Officer (Principal Executive Officer)

/s/ Patrick J. Forde	President, Secretary, Treasurer and Director	November 23, 2004
Patrick J. Forde	(Principal Financial and Accounting Officer)

/s/ Richard H. Hurd	Director	November 23, 2004
Richard H. Hurd

/s/ Donald R. Spink, Sr.	Director	November 23, 2004
Dr. Donald R. Spink, Sr.

/s/ Jonathan R. Lagarenne	Director	November 23, 2004
Jonathan R. Lagarenne

/s/ Frederick R. Berlet	Director	November 23, 2004
Frederick R. Berlet

/s/ Michael J. Widico	Director	November 23, 2004
Michael J. Widico